Annual Shareholder Meeting May 13, 2015

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Agenda 4 1. Financial Performance 2. Margin Environment 3. Cash Distribution Strategy 4. Strategic Accomplishments 5. 2015 Outlook

5 2014 Financial Performance  2014 EPS -27% vs 2013  2014 Net Income -29% vs 2013  2014 EBITDA -29% vs 2013 *HFC 2014 exclusive of $397 million inventory valuation charge

6 Margin Environment HFC 2014 Reported Consolidated Refinery Gross Margin per Barrel 13% Below 2013 Levels  HFC Consolidated Refinery Gross Margin per Barrel $13.98 vs 2013 $15.99 2014 2013 YoY MidCon $12.40 $16.28 -24% Southwest $15.96 $13.91 +15% Rockies $16.56 $17.86 -7%

Cash Distribution Strategy 7  Strategy is to return a significant portion of cash earnings to shareholders through:  Growing Regular Dividends paid quarterly  Share Repurchases  Among best in class dividend yield  3.4% regular dividend yield based on Dec. 31, 2014 closing stock price of $37.48  HollyFrontier returned over $780 million in capital to shareholders in 2014 through dividends and share repurchases  HollyFrontier returned approximately $2.9 billion in cash to shareholders since the July 2011 merger $646m *Regular Cash Yield calculated from closing stock price and declared dividend amounts as of 12/31/2014. Data from public filings and press releases. See pg. 11 for calculations. **Total Cash yield includes regular dividends, special dividends and stock buybacks. See pg. 11 for calculations.

8 2014 Strategic Accomplishments  Improved Environmental, Health and Safety Performance  13% reduction in refinery emissions events  24% reduction in process safety incidents  Returned over $780 million to stockholders through share repurchases and dividends  Investing in our Operations  Invested $485 million in our facilities improving our refining capabilities, safety and refinery reliability and minimizing our environmental impact  2014 Capital Projects in Progress  Woods Cross Expansion: Refinery expansion from 31,000 BPD to 45,000 BPD while reducing emissions. On track to complete the expansion in the fourth quarter of 2015  El Dorado Naphtha Fractionation: Improves liquid yields by reducing byproducts such as fuel gas, propane and butane. On track for completion mid-year 2015  Completed Holly Energy Partner’s Crude Gathering System Expansion  Expanded New Mexico crude gathering capacity from 30,000 BPD to 100,000 BPD  Improves the Navajo Refinery’s crude supply flexibility  Provides connections to major clearing points

9 2015 Outlook  Health, Safety and Environmental Performance Remain Top Priorities  Operational Reliability and Cost Management Expected to Improve  Capital Project Execution to Bring Major Projects to Completion  Manage Commercial Operations for Margin Improvements  Strategic Deployment of Small Capital towards Rapid Return Projects  Unlocking MLP Value through Dropdowns and External Growth  Optimize Capital Structure via Share Repurchase

Definitions & Financial Metrics

Non GAAP measurements: We report certain financial measures that are not prescribed or authorized by U. S. generally accepted accounting principles ("GAAP"). We discuss management's reasons for reporting these non-GAAP measures below. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures are not alternatives to revenue, operating income, income from continuing operations, net income, or any other comparable operating measure prescribed by GAAP. In addition, these non-GAAP financial measures may be calculated and/or presented differently than measures with the same or similar names that are reported by other companies, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Refining gross margin or refinery gross margin: the difference between average net sales price and average product costs per produced barrel of refined products sold. Refining gross margin or refinery gross margin is a non-GAAP performance measure that is used by our management and others to compare our refining performance to that of other companies in our industry. This margin does not include the effect of depreciation, depletion and amortization. Other companies in our industry may not calculate this performance measure in the same manner. Our historical refining gross margin or refinery gross margin is reconciled to net income under the section entitled "Reconciliation to Amounts Reported Under Generally Accepted Accounting Principles" in HollyFrontier Corporation's 2014 10-K filed February 25, 2015.

EBITDA: Earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, is calculated as net income plus (i) interest expense net of interest income, (ii) income tax provision, and (iii) depreciation, depletion and amortization. EBITDA is not a calculation provided for under GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for financial covenants. Our historical EBITDA is reconciled to net income under the section entitled "Reconciliation to Amounts Reported Under Generally Accepted Accounting Principles" in HollyFrontier Corporation's 2014 10-K filed February 25, 2015.

BPD: the number of barrels per calendar day of crude oil or petroleum products.

BPSD: the number of barrels per stream day (barrels of capacity in a 24 hour period) of crude oil or petroleum products.

HFC	2011	2012	2013	2014
Buyback	$ 17.8	$ 205.6	$ 180.9	$ 136.5
Dividend	$ 252.1	$ 658.0	$ 644.4	$ 647.2
Total	$ 270	$ 864	$ 825	$ 784
Market Cap	4897.6	9477.6	9878.4	7334.8
Total Cash Yield	5.5%	9.1%	8.4%	10.7%

	Cash Yield	Current dividend	Dec 31, 2014 NYSE Close
PBF	4.5%	$1.20	$26.64
HFC	3.4%	$1.28	$37.48
WNR	3.2%	$1.20	$37.78
ALJ	3.2%	$0.40	$12.67
PSX	2.8%	$2.00	$71.70
VLO	2.2%	$1.10	$49.50
MPC	2.2%	$2.00	$90.26
DK	2.2%	$0.60	$27.28
TSO	1.6%	$1.20	$74.35

HOLLYFRONTIER CORPORATION

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